UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       EISMAN,     LOUIS     H.

       3704 PINE CRESCENT
     VANCOUVER,   BC   V6J 4K3
   CANADA
2. Issuer Name and Ticker or Trading Symbol
       AYOTTE MUSIC INC.
       (AYO)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     July 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    NPV Common Stock       |N/A   |N/A | |None              |   |N/A        |587,618            |I (a) |By Wife                    |
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    NPV Common Stock       |N/A   |N/A | |None              |   |N/A        |1,189,700          |I (b) |By Eisman Holding Ltd.     |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Stock Option (Right |$0.10   |N/A  |    | |           |   |10/18|10/17|NPV Common S|150,000|N/A    |150,000     |D  |            |
to Buy) (c)           |        |     |    | |           |   |/99  |/02  |tock        |       |       |            |   |            |
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  Stock Option (Right |$0.10   |07/18|A   |V|200,000    |A  |07/18|07/17|NPV Common S|200,000|N/A    |200,000     |D  |            |
to Buy) (d)           |        |/01  |    | |           |   |/01  |/06  |tock        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
Attachment to Form 4 for July 31,
2001
(a) Shares are held directly by the Reporting Person's wife. The Reporting Person disclaims beneficial interest in these shares.
(b) Shares are held by Eisman Holding Ltd., of which the Reporting Person is the sole owner and president.
(c) Stock options granted, exempt under Rule 16b-3. No more than one-third of these options may be exercised in any year.
(d)   Stock options granted, exempt under Rule
16b-3.
SIGNATURE OF REPORTING PERSON
   /s/   Louis H. Eisman
DATE
   August 8, 2001